Exhibit 99.1




                            BUCKEYE TECHNOLOGIES INC.


                            CODE OF BUSINESS CONDUCT
                                   AND ETHICS







                                  (August 2004)





                       [GRAPHIC OMITTED][GRAPHIC OMITTED]









                                                          (August 5, 2004)


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                                TABLE OF CONTENTS

MESSAGE FROM THE CHAIRMAN AND PRESIDENT

INTRODUCTION
  -  Overview...................................................        1
  -  Your Input is Important....................................        2
  -  A Condition of Employment..................................        2

WORK ENVIRONMENT
  -  Health and Safety..........................................        2
  -  Diversity..................................................        2
  -  Equal Opportunity..........................................        3
  -  Compensation and Benefits..................................        3
  -  Environmental Regulations..................................        3

CONFLICT OF INTEREST
  -  Corporate Opportunities....................................        4
  -  Outside Business Interests.................................        4
  -  Outside Employment.........................................        4
  -  Securities Trading.........................................        5
  -  Accepting or Providing Gifts to Customers or Suppliers.....        5
  -  Providing Gifts to Government Officials....................        5
  -  Business Entertainment.....................................        6
  -  Political Activity and Contributions.......................        6
  -  Employee Responsibility....................................        6

DISCLOSURE OF COMPANY INFORMATION
  -  Confidentiality ...........................................        6
  -  Accuracy of Company Records and Reporting..................        7
  -  Communications to the Public...............................        7
  -  Federal Criminal Laws on Fraud  ...........................        8

PROTECTION AND PROPER USE OF COMPANY ASSETS
  -  Personal Use...............................................        8
  -  E-Mail and Internet Use....................................        8

COMPLIANCE WITH LAWS AND REGULATIONS
  -  Antitrust and Fair Competition.............................        9
  -  Export Compliance/International Trade......................        9
  -  Anti-Boycott...............................................       10
  -  Foreign Corrupt Practices Act (FCPA).......................       10

WAIVERS.........................................................       10

OUR RESPONSIBILITY..............................................       11

ACKNOWLEDGEMENTS................................................    12-13

RESOURCES.......................................................       14
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                     A MESSAGE FOR THE BUCKEYE ORGANIZATION



Buckeye Technologies' mission is to meet the needs of our customers by reliably supplying the best value specialty fibers, nonwoven materials and service available anywhere in the world. Our vision is to establish Buckeye as a company that delivers fiber solutions. We are uniquely positioned to provide wood, cotton, and airlaid nonwoven fiber solutions to diverse and broad markets. The way we accomplish our mission and vision is important.

Buckeye is committed to conducting its business consistent with high ethical standards and in full compliance with the law. The purpose of this Code of Business Conduct and Ethics is to outline the Company's basic expectations of each employee and director.

Maintaining our integrity and the trust of all those with whom we do business is essential to our current and future success. Each of us must clearly understand the Company's policy and conduct all of our business dealings with honesty, integrity, and fairness.

We have built a business with an outstanding reputation. We ask that each of you continue to do your part to preserve that reputation by strictly adhering to the guidelines described in this Code.





         D. B. Ferraro                               J. B. Crowe
Chairman and Chief Executive Officer      President and Chief Operating Officer

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                                  INTRODUCTION

Overview

Buckeye's Code of Business Conduct and Ethics (Code) is applicable to every employee world-wide and to members of the Board of Directors. The Code is based on our longstanding Principles and the statements of "This is Who We Are and How We Work."

     Our Principles

     We will accomplish our mission and achieve our goal by operating our business and managing our personal behavior consistent with total quality and the following principles:

     - Ongoing customer satisfaction is the focus of everything we do; it is our highest priority.
     - Mutually productive relationships with customers and suppliers are developed and nurtured.
     -  Employees and their diversity are our source of competitive advantage.
     -  Teamwork, cooperation, and involvement are our way of life.
     -  Continual improvement in all we do is essential.
     - A sense of urgency and a willingness to try new approaches are evident in our work culture.
     -  Prudent and responsible fiscal practices are the standard.
     -  Environmental excellence is an integral part of our business.
     -  Honesty, integrity, and candor are the foundation for all we do.

     This is Who We Are and How We Work

     - We are obsessed with completely satisfying our customers and give them our very best efforts.
     - We are an enthusiastic, bold team of highly competent people who play to win.
     - We are proud of our diversity, directness, simplicity, urgency, tenacity, inventiveness and unrelenting dedication to improvement.
     - We are reliable in all we do whether it involves concern for our teammates, business ethics, fiscal standards or environmental responsibility.

How we do business and how we treat others defines the Company to the rest of the world. It is important to our shareholders, customers, suppliers, employees, and to the communities where we live and work that Buckeye continues to be known for the integrity of its people and its high standards of business conduct. Each employee and director should endeavor to deal fairly with the Company's customers, suppliers, and employees. No employee or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

The purpose of this Code is to summarize the policies of the Company and provide guidance for proper conduct in areas of particular concern. It explains the Company's basic expectations concerning our professional and personal behavior. This Code does not describe every specific act that is unacceptable or illegal. Because an act is missing from the Code does not mean the act is acceptable and/or lawful. Ultimately, we must rely on our own judgment about the right thing to do in order to maintain personal and corporate integrity. The Company expects every employee and director to make a good faith effort to understand and comply with Company policies and applicable laws.

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It would be impossible to address every situation an employee may encounter. In some cases a situation may be complex and require additional guidance. If a situation arises and you are not sure how to proceed, it is your responsibility to ask for clarification. You should contact your Manager, Site Manager/Functional Department Leader, or you may contact the Company's General Counsel or Human Resources Manager.

Your Input is Important

If there is anything in the Code you do not understand, or if you think important subjects were not addressed, please bring it to the Company's attention in a way most comfortable for you. This guide will be updated from time to time to stay current with developments both inside and outside Buckeye.

Hard copies of the Code are available to employees. The Code may also be viewed on our website, WWW.BKITECH.COM.

A Condition of Employment

Respecting our principles and complying with the Code are conditions of employment with Buckeye. Employees are responsible for their own behavior and for reporting instances they believe are in violation of the Code. It is a violation of this Code for any director or employee to retaliate against or take other adverse actions against those who report a violation of the Code in good faith. Refer to the section titled "Our Responsibility" for more information regarding this matter.


                                WORK ENVIRONMENT

Health and Safety

The health and safety of each employee is of paramount concern to the Company. Nothing we do is worth getting hurt for. It is the Company's policy to provide a workplace and work rules that are in compliance with all applicable national and local laws and regulations enacted to protect the health and safety of its employees. Each of us is responsible for our own safe behavior and for the safety of others.

Employees who violate safety related work rules and laws jeopardize not only their own health and safety, but also the health and safety of other employees. For this reason, anyone who fails to comply with these rules and laws will be subject to disciplinary action, up to and including termination.

Each employee also has a personal responsibility to other employees and the Company to eliminate substance and alcohol abuse which undermines our safety and productivity. Appropriate measures will be taken so that the use of illegal substances, or the improper use of legal substances by employees, on or off the job, does not adversely affect the safe and successful conduct of our business.

Diversity

Employees and their diversity are our source of competitive advantage. Our vision of diversity is inclusive of each Buckeye employee worldwide. Valuing

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diversity means recognizing, understanding, and appreciating the differences each employee brings to the workplace. The effective management of diversity requires that we support, integrate, and utilize the many voices of diversity to sustain a cohesive organization committed to meeting and exceeding our customers' expectations. Effectively managing diversity is not something we do, but rather how we do everything.

Equal Opportunity

Buckeye is committed to operating a successful business where the work environment is supportive and encourages each individual to contribute to their full potential. In fact, the success of our business depends upon just such a work environment. This commitment is not new and the message is straightforward
- we will not tolerate any type of discrimination or harassment.

It is Buckeye's policy to employ the most qualified people without regard to race, color, religion, sex, national origin, age, or statutory disability. This basic policy of non-discrimination applies to all aspects of employment, including recruiting, hiring, training, development, promotion, transfer, assignment, and termination. Equal opportunity means employing and advancing employees based on merit, ability, and potential for development as well as maintaining a discrimination-free work environment for all employees.

Further, it is the policy of Buckeye to prohibit harassment of any kind that is based upon race, color, religion, sex, national origin, age or statutory disability. This includes a prohibition against sexual harassment. Each of us has a right to work in an environment free of harassment, and each of us has a responsibility to do our part to create and maintain such an environment.

These policies apply to all employees and to anyone visiting or working on our premises.

Any employee who believes they are being subjected to discrimination or harassment must report it immediately to their Manager, the Human Resources Manager, or any other manager with whom they feel comfortable. The Company will promptly investigate every complaint and, where appropriate, take corrective and preventive actions. Any employee who engages in prohibited conduct is subject to discipline, up to and including termination. No employee is exempt from this policy. Retaliation against employees who report perceived unlawful discrimination or harassment, or who participate in investigations as witnesses or in other capacities, also violates our policy. Such retaliation is prohibited and will not be tolerated and should be reported immediately to the Human Resources Manager.

Compensation and Benefits

The Company's payroll practices, benefit plans, and policies are designed to comply with all applicable laws and regulations governing hours of work, payment of wages, the receipt of benefits, related record keeping obligations and notice requirements. These requirements are complex and vary among the jurisdictions in the United States and other countries in which the Company engages in business.

Environmental Regulations

It is Buckeye's policy to conduct its operations in accordance with all applicable national and local environmental laws and regulations in order to preserve and protect the environment. Furthermore, the Company strives to take

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voluntary initiatives to improve the environmental performance of the Company.
Each of us is expected to comply with all applicable environmental laws and regulations. Employees should notify their Manager, Site Manager/Functional Department Leader, the Company's General Counsel, or the Human Resources Manager with any questions or concerns regarding environmental compliance issues.


                              CONFLICT OF INTEREST

The Company's policy regarding conflict of interest is based on the principle that an employee's decisions in the business must be made in the best interest of Buckeye. In reaching these decisions, an employee should not be influenced by personal or family considerations that might consciously or unconsciously affect their judgment as to what is in the best interest of the Company.

A conflict of interest occurs when the personal interests of an employee or director interferes with the interests of the Company. An employee or director of the Company should avoid conduct that creates even the appearance of a conflict of interest and must never use or attempt to use their position at the Company to obtain personal benefit for themselves or their family. A possible conflict of interest exists if a Buckeye employee has any personal or family interest, financial or otherwise, in any other organization that might profit directly or indirectly from (a) decisions made by the employee in the execution of their job functions or duties, or (b) the employee's knowledge of the Company's actions or future plans.

The following topics address more specific instances of a possible conflict of interest.

Corporate Opportunities

Directors and employees are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information, or position without the consent of the Board of Directors. No director or employee may use corporate property, information, or position for improper personal gain, nor compete with the Company directly or indirectly. Directors and employees have a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Outside Business Interests

From time to time, you may have the opportunity to engage in a business interest outside of the Company. If so, you must abide by some strict guidelines.

First and foremost, you may not serve as a director, officer, employee, or consultant of a competitor of the Company. Nor may you have a financial interest in a competitor, unless that interest consists of less than 5% of the outstanding securities of a publicly held corporation. Also, if you become aware of any situation where a member of your immediate family may benefit, or appear to benefit, from a transaction with the Company, you must inform the Company's General Counsel promptly.

Outside Employment

Outside employment not connected with the Company is permitted so long as it does not interfere or conflict with duties and responsibilities to the Company. Employees are encouraged to become involved in charitable, professional, and

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civic organizations as long as it does not interfere with their duties as an employee.

It is a conflict of interest for a director or employee to work simultaneously for a competitor, customer, or supplier. The best policy is to avoid any direct or indirect business connection with customers, suppliers, or competitors except to conduct business for Buckeye.

Securities Trading

U.S. Federal Securities Laws are designed to ensure equality of information between Company employees (insiders) and the investing public so that each has the ability to make an enlightened judgement as to the value of the Company stock based on current financial information.

Companies with registered securities must routinely disclose material information to the investing public via Securities & Exchange Commission reports (10-Q quarterly, 10-K annually, and 8-K upon significant events).

Insiders who have access to "material inside information" (information which could significantly affect the investment decision of a reasonable investor and/or have an effect on the market value of the stock, but has not yet been released to the public) are prohibited from trading in Company stock on the basis of such information, until it has been disclosed to the public. As directed by the Board of Directors, the Company rigorously observes "black out periods" for directors and employees deemed to have material inside information prior to the release of that information to the general public. Employees should contact the Company's General Counsel if there are any questions about what constitutes "material inside information."

The prohibition against trading based on material inside information not only applies to employees but also to people who obtain such information from insiders (family, friends, suppliers, etc.).

Accepting or Providing Gifts to Customers or Suppliers

It is acceptable to receive or provide gifts of nominal value to customers or suppliers. However, accepting or providing more expensive gifts is discouraged and should occur only with prior approval from the Site or Functional Department Leader. Gifts should never be accepted or provided where any obligation might be inferred by either party.

Providing Gifts to Government Officials

Dealing with government officials is not the same as dealing with private parties. This is true whether the government is supplying information or services or is acting as a regulator.

It is inappropriate and usually illegal to give, offer or promise anything of value to a government official. Likewise, any business courtesies or entertainment which might be appropriate when an employee is dealing with private parties, such as paying for a meal, may be inappropriate when dealing with government officials. Gifts and courtesies not appropriate for customers or suppliers are not appropriate for government officials either.

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Business Entertainment

Business entertainment should take place only when necessary to facilitate business discussions. The business need for the entertainment and those included should be self-evident. Business entertainment does not include routine social interactions that occur naturally from time to time between employees and customers or suppliers.

Business entertainment is generally restricted to activities which immediately precede or follow business meetings since the purpose of business entertainment is to provide a forum for continuing business communications. Entertainment activities typically involve meals which should generally take place in an appropriate setting frequently used by business people. Judicious use of home entertainment is acceptable in some circumstances. Accepting and extending invitations to sporting, social or business events is permissible. You should recognize, however, the potential conflict of interest that can come out of these activities. Knowing where to draw the line when giving and receiving entertainment requires common sense and good judgement. Avoid situations that may give rise to questions later or create the appearance of a conflict of interest.

Employees' spouses are typically not entertained at Company expense unless they are accompanying the employee in a legitimate business capacity. Preapproval by the Chief Executive Officer or President is required in the event of spousal entertainment at Company expense.

Political Activity and Contributions

U.S. law prohibits Company funds or assets from being used in connection with federal elections. Furthermore, Buckeye policy prohibits the use of Company funds or assets in support of a candidate for public office in local or state elections.

Acting as an individual, you are encouraged to participate in partisan political activities. However, you must avoid even the appearance of lending the prestige of the Company in support of a particular candidate or issue. Under no circumstances may you use Company letterhead for a political campaign without prior approval of the Chief Executive Officer or President.

Employee Responsibility

If any possible conflict of interest exists, employees have a duty to immediately bring it to the attention of their immediate manager. If such discussion does not lead to a resolution of the conflict issue, the immediate manager shall promptly report it to higher levels of management as appropriate.


                        DISCLOSURE OF COMPANY INFORMATION

Confidentiality

Each employee has an obligation to protect the Company's trade secrets and other confidential information.

As an integral part of the Company's business, the Company has, and will continue to develop, trade secrets and other confidential information. This includes proprietary products and services, formulas, machinery designs,

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manufacturing plans, procedures, methods of operations, financial data, lists of actual and potential customers and suppliers and related data, marketing strategies, plans for development and expansion, and other non-public information that might be of use to competitors, or harmful to the Company or its customers if disclosed.

Employees must understand that the Company has a legitimate business interest in protecting the confidentiality of this information, and that disclosure of this information to competitors of the Company and other outsiders could cause serious injury to the Company. Therefore, each employee must be responsible for protecting the confidentiality of all such information the employee may be entrusted with.

Each employee will treat as confidential and will not, without the prior written approval by the Company, use (other than in the performance of duties with the Company), publish, disclose, or authorize anyone else to use, publish, or disclose, either during the term of employment or thereafter, any information which constitutes trade secrets or other confidential information.

All records, notes, files, drawings, documents, plans and like items, and all copies of such items, relating to or containing trade secrets or other confidential information of the Company which are made or kept by employees or which are disclosed to or otherwise come in possession of employees, shall be the sole and exclusive property of the Company. Upon termination of employment, each employee agrees to deliver immediately to their manager the originals and all copies of any of the foregoing.

Accuracy of Company Records and Reporting

All official records of the Company must be accurate, honest and complete without any restriction or qualification of any kind. This means that the accuracy of any record requires factual documentation and development consistent with established procedures.

Employees involved in the preparation, evaluation and maintenance of Company records should keep in mind that the Company considers the accuracy of its records of critical importance.

All employees should also understand that the Company does not maintain nor does it permit any "off-the-books" funds for any purpose. This means, without exception, that all Company funds must be accounted for in official Company records, and the identity of each entry and account will be accurate and complete.

The Company prohibits concealing any payment by means of passing it through the books and accounts of third parties, such as agents or consultants.

As in their other responsibilities, employees are expected to be honest, objective, and loyal in the performance of record keeping responsibilities. Since loyalty includes never knowingly being a part of any illegal or unethical activity, there is never an excuse for deliberately creating a false or misleading Company record.

Communications to the Public

Only the Chief Executive Officer, President, Chief Financial Officer, or their designees, are authorized to speak on behalf of Buckeye and arrange for the release of the Company's financial results and other important information. Any requests for information concerning the Company from analysts, shareholders or

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

the media should be referred to the Investor Relations Manager. Releasing corporate information through other channels is a violation of Company policy.

Federal Criminal Laws on Fraud

If an employee intentionally deceives or defrauds another person or business in a transaction, he/she is probably violating the laws of most, if not all, of the jurisdictions in which Buckeye does business. The United States federal criminal laws on fraud are far-reaching, and individuals are subject to severe fines and imprisonment for violating these laws. The Company never condones any such conduct and it expects its employees to comply fully with applicable laws.



                   PROTECTION AND PROPER USE OF COMPANY ASSETS

All employees have a responsibility to protect the Company's assets and ensure their proper use to meet legitimate business needs. Theft, carelessness and waste all have a direct impact on profitability.

Personal Use

Use of Company resources to support personal business activities is generally not permissible except for the reasonable, limited use of resources such as the copy machine, local telephone calls, computers, local facsimile transmissions, and internal mail services. Use of these resources should never conflict with business operations. Use of Company resources such as postage, couriers, long distance telephone calls, and Company letterhead paper for personal business is not permissible.

With prior approval from the Site Manager/Functional Department Leader, Company resources may be used in support of an individual employee's commitment to civic or charitable causes endorsed by the Company, i.e. United Way, Junior Achievement, Adopt-A-School, etc.


E-Mail and Internet Use

Buckeye provides employees with computers, including software for e-mail and internet capability, to assist in the conduct of the Company's business. These tools are provided to help us do our work more effectively and, consequently, should not be used for personal reasons during work hours.

All e-mail and internet system documents composed, sent, or received on Company systems are the property of the Company. They are not the private property of any employee. As a result, the employee should not assume the confidentiality of any e-mail message or access to internet sites.

E-mail should be written to address proper business related topics and sent only to appropriate recipients. E-mail messages are official Company documents and may become evidence during legal actions.

Employees must not browse, download, or distribute anything illegal or inappropriate that may offend others such as material that is sexually explicit, offensive, or hateful.

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

The e-mail and internet systems must not be used to improperly send or receive copyrighted materials, trade secrets, proprietary information, or other confidential or sensitive material.

The Company reserves the right to review, audit, intercept, access, and disclose all messages created, received, or sent over the Company's electronic mail system, as well as websites accessed via the internet.


                      COMPLIANCE WITH LAWS AND REGULATIONS

It is our policy to comply with all applicable laws and regulations in the communities and countries where we live and do business. As a result, each of us must be fully knowledgeable of pertinent laws and regulations that apply to our area of responsibility, and each of us must make good faith efforts to ensure compliance with applicable laws.

Buckeye conducts business all over the world. Sometimes actions taken in one country can create legal exposure for the Company under the laws of another country, particularly under U.S. laws. Anti-competition and trade regulation laws are complex and cannot be fully explained in this guide. Personnel who are likely to encounter anti-competitive and trade regulation issues in the course of discharging their business responsibilities are directed to ask their manager or General Counsel whenever they are uncertain about an issue. All personnel should have at least a basic understanding of these issues. The most important of these laws are highlighted below:

Antitrust and Fair Competition

Our business activities must comply with antitrust and fair competition laws of various countries. These laws are intended to promote fair business competition and prohibit agreements or collective actions among competitors which have the effect of restraining trade or reducing competition. The following agreements or collective actions are illegal: >> setting or controlling the prices among competitors; >> allocating products, territories, or markets; >> boycotting certain suppliers or customers; or >> limiting the production or sale of products

Most antitrust and fair competition laws also prohibit the use of a dominant market position to drive a competitor out of business, independent of natural market forces.

This means that cooperation among competitors can be a violation of the law. Violations are a felony and can result in punishment for the Company, and individuals can be punished with imprisonment and fines. The Company prohibits anti-competitive behavior of any kind. Specific customers and prices must never be discussed with competitors.

Antitrust and fair competition laws differ around the world. If you are concerned or have questions that a business activity in which you are requested to participate may involve an antitrust issue, you should consult the General Counsel.

Export Compliance/International Trade

Most countries regulate international trade for reasons of national security and foreign policy. These laws and regulations apply to all import, export, and

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re-export of goods and technology. They also encompass international financial transactions. The Company complies with all applicable U.S. and other country import/export trade laws and regulations.

The United States also prohibits exports, directly or indirectly, to certain destinations, individuals, and organizations. These include, but are not limited to, denied parties, specially designated nationals, blocked persons, specially designated terrorists, designated foreign terrorist organizations, U.S. embargoed countries, terrorist countries and United Nations (UN)-sanctioned countries. The Company complies with these requirements. If you have questions, contact the Export Compliance Manager.

Occasionally, governments implement trade and/or travel restrictions on imports from or exports to foreign countries. U.S. laws may limit or prevent global subsidiaries of the Company from engaging in certain transactions that would result in direct or indirect shipments of goods to such embargoed countries. It is the Company's policy to comply with all laws which are enacted to restrict trade with certain countries.

Anti-Boycott

A boycott occurs when one person, group, or country refuses to do business with certain other people or countries. U.S. anti-boycott laws prohibit U.S. companies and their global subsidiaries from cooperating with any international boycott, unless it has been approved by the U.S. government (for example, economic sanctions imposed by the UN). U.S. companies and their worldwide subsidiaries must report to the U.S. Government any requests they receive to engage in a boycott. If a boycott request is received, report it in writing to the General Counsel, even if the boycott request was not honored.

Foreign Corrupt Practices Act (FCPA)

A U.S. law, the FCPA, makes it illegal for a U.S. company or any of its worldwide subsidiaries, affiliates, or agents to pay money or make some other form of bribe to any government official in any country in order to obtain or maintain business. This is true whether the payment is made directly by an employee or through someone not employed by the Company. The FCPA also makes it illegal to create situations where there is deliberate ignorance of illegal payments. For example, giving money to a third party or intermediary and instructing them not to tell you where the money will go is a violation of the FCPA.

The FCPA also requires the Company to keep accurate books and records, including those for payment of fees and gratuities. Buckeye's internal controls require that all transactions be properly and correctly recorded. No false or artificial entries may be made.

                                     WAIVERS

While it is the Company's expectation that waiver requests will be kept to a minimum, the Company may waive provisions of this Code from time to time. Any employee who believes that a waiver is required should contact the Company's Human Resources Manager; any director should contact the Chairman of the Board. Any waiver for this Code for an executive officer or director of the Company may be made only by the Company's Board of Directors and must be disclosed promptly to the Company's shareholders.

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



                               OUR RESPONSIBILITY

As employees and directors of the Company, our responsibilities concerning the Code of Business Conduct and Ethics can be summarized as follows:

1. First, we have a responsibility to fully understand Buckeye's Principles and Code of Business Conduct and Ethics. Since this Code provides an overview of the expectations the Company has of us, each of us has a right and an obligation to fully understand the material. After reading this document, if you have any questions or comments about the Principles or Code, please discuss them with your Manager, Human Resources Manager, Plant Manager or an Officer of the Company.

2. Second, we have an obligation to conduct our behavior and business affairs consistent with the Principles and the Code. Buckeye is a great Company with superb employees worldwide. Continuing to manage ourselves consistent with Buckeye's principles and this Code will further strengthen our work culture and position us for continued success in the future. Employees who violate the Code may receive disciplinary action, up to and including termination.

3. Third, we have an obligation to promptly and consistently report suspected compliance issues so the issue may be investigated and, if necessary, corrective action implemented.

          A) If you suspect fraud and/or improper or illegal accounting practices, you should follow the `whistleblower policy' previously shared with employees. Following are highlights of the whistleblower policy which was adopted by the Audit Committee of the Board of Directors at their meeting on January 20, 2004.

             >> It is illegal to retaliate in any way against an employee who makes a complaint of suspected fraud or improper/illegal accounting practices.
             >> An employee who suspects fraud or improper/illegal accounting practices may register their complaint in person, by telephone, by letter, or by e-mail. The complaint must be directed to either the Company's General Counsel or to the Chairman of the Board's Audit Committee. Specific phone numbers and e-mail addresses are included at the end of this Code.
             >> Complaints may be anonymous and will be kept confidential to the extent legally possible.
             >> An investigation into each complaint will be conducted. The Audit Committee of the Board or the General Counsel and Chief Executive Officer will decide on the corrective action to be taken.
             >> The complainant (if known) and the person complained about will each be given notice of the outcome of the investigation.

          B) All other suspected compliance issues should be reported to your manager, human resources manager, or site manager/functional department leader. If not comfortable reporting the suspected compliance issue to any of these managers, employees may report the issue directly to the Company's General Counsel or Human Resources Manager.

             There will be no retaliation against any employee who, in good faith, reports a suspected compliance issue.

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

                                 ACKNOWLEDGEMENT


     I acknowledge that I received training on Buckeye's Code of Business Conduct and Ethics. Additionally, I received a copy of the Code and was asked to read it.




     Date: ________________    Signature:  ____________________________________

                               Printed Name: __________________________________

                               Position/Title: ________________________________









                     ORIGINAL TO BE RETAINED BY THE COMPANY

                    ONE COPY MAY BE RETAINED BY THE EMPLOYEE

                                 ACKNOWLEDGEMENT


     As a Manager of Buckeye, I acknowledge that I received training on Buckeye's Code of Business Conduct and Ethics and a copy of the Code.

     I understand that the Code represents the policies of the Company and that I am expected to make a good faith effort to conduct myself accordingly. Furthermore, as a Manager of the Company, I recognize my responsibility to ensure employees are trained on expectations outlined in the Code and to adequately address behavior that fails to meet expectations.




     Date: ________________     Signature:  ___________________________________

                                Printed Name: _________________________________

                                Position/Title: _______________________________









                     ORIGINAL TO BE RETAINED BY THE COMPANY

                    ONE COPY MAY BE RETAINED BY THE EMPLOYEE

                                    RESOURCES

     The following resources may be contacted if you have questions or comments about the Code or if you wish to report a possible non-compliance issue.

        1. Your immediate manager

        2. Your manager's boss; or your site leader/functional department leader

        3. The Company's General Counsel, Sheila Jordan Cunningham * (phone: 901-320-8409; e-mail: sheila_cunningham@bkitech.com)

        4. The Company's Human Resources Manager, Bill Handel (phone:
           901-320-8279; e-mail: bill_handel@bkitech.com)

        5. Any other member of the Corporate Leadership Team:

           Dave Ferraro - Chairman and Chief Executive Officer (901-320-8115) John Crowe - President and Chief Operating Officer (901-320-8397) Kris Matula - Executive Vice President and Chief Financial Officer
                  (901-320-8588)
           Chip Aiken - Senior Vice President, Manufacturing (901-320-8141) Howard Cannon - Senior Vice President, Wood Cellulose (901-320-8510) Paul Horne - Senior Vice President, Cotton Cellulose (901-320-8669) Jeff Cook - Vice President, Product and Market Development
                  (901-320-8612)
           Doug Dowdell - Vice President, Nonwovens (901-320-8438)

         6.   Investor Relations Manager - Gordon Mitchell
                  (phone:  901-320-8256;   e-mail:  gordon_mitchell@bkitech.com)

         7.   Export Compliance Manager
              -  Now until November 1, 2004 - Tom Burton (phone: 901-320-8522;
                   e-mail:  tom_burton@bkitech.com)
              -  Beginning November 1, 2004 - Denise Broughton
                   (phone: 901-320-8296; e-mail:  denise_broughton@bkitech.com)

         8. Hank Frigon * - Chairman of the Audit Committee and member of the Board

* Per the Whistleblower Policy, employees who suspect fraud and/or improper accounting practices may report their concerns to Buckeye's General Counsel or to the Chair of the Audit Committee. Employees may forward complaints on a confidential or anonymous basis to the General Counsel through telephone, fax, e-mail, or regular mail:
         Sheila Jordan Cunningham, General Counsel
         Buckeye Technologies Inc.
         P.O. Box 80407; 1001 Tillman Street
         Memphis, TN   38108-0407 USA
         Telephone:  901-320-8409;  Fax:  901-320-8685
         E-mail:  sheila_cunningham@bkitech.com

Employees also may forward complaints on a confidential or anonymous basis to the Chair of the Audit Committee at the following address:
         Chair, Audit Committee
         Buckeye Technologies Inc.
         P.O. Box 22471 Memphis, TN 38122-9998

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